UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. __ )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☒	Definitive Proxy Statement		Commission Only (as permitted
☐	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to Rule 14a-12

KENEXA CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

650 EAST SWEDESFORD ROAD, SECOND FLOOR

WAYNE, PENNSYLVANIA 19087

April 3, 2012

To our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Kenexa Corporation. Our Annual Meeting will be held on Thursday, May 3, 2012, at 8:00 a.m. EDT at the offices of Pepper Hamilton LLP, Eighteenth & Arch Streets, 3000 Two Logan Square, Philadelphia, PA 19103-2799.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2012 Annual Meeting of Shareholders and proxy statement. Included with this proxy statement is a copy of our Annual Report for our year ended December 31, 2011. We encourage you to read our Annual Report. It includes information on our operations, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting or to vote your shares owned of record by you in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Nooruddin (Rudy) S. Karsan
Chairman and Chief Executive Officer

650 EAST SWEDESFORD ROAD, SECOND FLOOR

WAYNE, PENNSYLVANIA 19087
————————————————
NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
————————————————

TIME AND DATE	8:00 a.m. Eastern Daylight Time on Thursday, May 3, 2012.

PLACE	Offices of Pepper Hamilton LLP Eighteenth & Arch Streets, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103-2799.

ITEMS OF BUSINESS	(1)	To elect three directors to serve through the 2015 Annual Meeting of Shareholders;

	(2)	To hold an advisory vote on executive compensation;

	(3)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2012; and

	(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on March 30, 2012.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012:
The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report to Shareholders are available at
http://www.kenexa.com/investor-relations

By order of the Board of Directors

Cynthia P. Dixon
Assistant Secretary

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 3, 2012

We are providing these proxy materials to you in connection with our 2012 Annual Meeting of Shareholders, which we refer to in these proxy materials as the Annual Meeting. This proxy statement, form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 were first mailed to our shareholders beginning on or about April 6, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

Our board of directors is soliciting your vote at the 2012 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

     You will be voting on:

•	the election of three directors to serve through the 2015 Annual Meeting of Shareholders;

•	an advisory resolution relating to executive compensation;

•	ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2012; and

•	any other business that may properly come before the meeting.

What is the board of directors’ recommendations?

     Our board of directors recommends a vote:

•	for the election of each of Renee B. Booth, Troy A. Kanter and Rebecca J. Maddox to serve as directors through the 2015 Annual Meeting of Shareholders;

•	for approval, on an advisory basis, of the compensation for our named executive officers;

•	for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2012; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

Our board of directors set March 30, 2012 as the record date for the Annual Meeting, which we refer to in these proxy materials as the record date. All shareholders who owned our common stock at the close of business on March 30, 2012 may vote at the Annual Meeting, either in person or by proxy.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, StockTrans, a Broadridge Company, you are considered to be the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy, executed in your favor, from the holder of record of such shares.

How many votes can be cast by all shareholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.  Shares of common stock outstanding and entitled to vote on the record date were 27,295,336.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares will be counted as being present at the Annual Meeting if either you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf and such proxy card indicates a vote on at least one matter to be considered at the Annual Meeting. Both abstentions and “broker non-votes” (under certain circumstances described below) are counted as present for the purpose of determining the presence of a quorum.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker and do not give voting instructions to the broker, the broker will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Recent regulatory changes applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of NYSE-listed companies like us) have changed the matters that are considered “routine” matters: for example, the uncontested election of directors is no longer considered a routine matter.  As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, no votes will be cast on your behalf.

If you do not provide voting instructions to your broker and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a plurality of the votes cast or proposals that require a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares (of which there are presently none for this Annual Meeting), a broker non-vote has the same effect as a vote against the proposal.

What is the vote required to pass each proposal to be presented at the Annual Meeting?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 — Election of Directors	Plurality of Votes Cast	No
Proposal No. 2 — Advisory Vote Related to Executive Compensation	Majority of Votes Cast	No
Proposal No. 3 — Ratification of Selection of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

   With respect to Proposal No. 1, you may vote For all nominees, Withhold your vote as to all nominees, or For all nominees except those specific nominees from whom you Withhold your vote. The three nominees receiving the most For votes will be elected. A properly executed proxy marked Withhold with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.  Proxies may not be voted for more than three directors and shareholders may not cumulate votes in the election of directors.

   With respect to Proposals Nos. 2 and 3 you may vote For, Against or Abstain. If you Abstain from voting on any of these Proposals, the abstention will have the same effect as an Against vote.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

           Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, vote by telephone or vote on the Internet, you retain the power to revoke your proxy or change your vote. If you are a shareholder of record, you can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Secretary or Assistant Secretary, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087, specifying such revocation. You may also change your vote by timely delivery of a later-dated vote by telephone or on the Internet, or by voting by ballot at the Annual Meeting.  If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and submitting a later dated voting instruction card.

Who can attend the Annual Meeting?

   All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Each shareholder may also bring one guest to the Annual Meeting, space permitting. Only our shareholders of record will be entitled to speak at the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive?

In order to be admitted to the Annual Meeting, a shareholder must present an admission ticket or proof of ownership of our common stock on the record date. Any holder of a proxy from a shareholder must present the proxy card, properly executed, and an admission ticket to be admitted. Shareholders and proxy holders must also present a form of government-issued photo identification such as a passport or driver’s license.

An admission ticket is provided on the back cover page of your proxy statement. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you receive this proxy statement electronically, you can obtain a ticket in advance of the Annual Meeting by printing the final page of this proxy statement. If a shareholder does not bring an admission ticket, proof of ownership of our common stock on the record date will be needed to be admitted. If your shares are held in the name of a bank, broker or other holder of record, a brokerage statement or letter from the bank or broker is an example of proof of ownership.

Admission to the Annual Meeting will begin at 7:30 a.m., EDT. Seating will be limited. In order to ensure that you are seated by the commencement of the Annual Meeting at 8:00 a.m., we recommend that you arrive early.

The Annual Meeting will be held at the offices of Pepper Hamilton, LLP, Eighteenth and Arch Streets, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103-2799. When you arrive, signs will direct you to the appropriate meeting room. Please note that due to security reasons, all bags will be subject to search. We will be unable to admit anyone who does not comply with these security procedures. Cameras and other recording devices will not be permitted in the meeting room.

Who pays for the proxy solicitation and how will we solicit votes?

We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or e-mail. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access Kenexa’s proxy materials and annual report electronically?

This proxy statement and our 2011 Annual Report are available on our website at http://www.kenexa.com/Investor-Relations

   Is a list of shareholders available?

   The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K which we will file with the SEC within 4 business days following the Annual Meeting. After that Form 8-K has been filed, you may obtain a copy by visiting our website, by contacting our Investor Relations department by calling (866) 888-8121, by writing to Investor Relations, Kenexa Corporation, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087 or by sending an email to InvestorRelations@kenexa.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Shareholders of record may contact our transfer agent, StockTrans, a Broadridge Company, by calling 1-866-578-5350 or writing to StockTrans, a Broadridge Company, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, or by visiting their website at www.StockTrans.com, to get more information about these matters.

    What is the address of Kenexa’s principal executive offices?

Our principal executive offices are located at 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087.

HOW DO I VOTE?

Your vote is important. You may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. For our shareholders of record, telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 2, 2012.

Vote by Telephone

•
If you are a shareholder of record, you can vote your shares by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•
If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction card you receive from such broker, bank or other nominee.

Vote on the Internet

•
If you are a shareholder of record, you can vote your shares over the Internet by following the instructions on your proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

•
If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the Internet by following the voting instructions, if any, provided on the voting instruction card you receive from such broker, bank or other nominee.

•
If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies for which you will be responsible.

Vote by Mail

•
If you are a shareholder of record, you can vote your shares by mail simply by marking your proxy card, dating and signing it, and returning it to StockTrans, a Broadridge Company in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Kenexa Corporation, c/o StockTrans, a Broadridge Company, Investor Services, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003.

•
If your shares are held in the name of a broker, bank or other nominee, you may vote your shares by mail by following the voting instructions, if any, provided on the voting instruction card you receive from such broker, bank or other nominee.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote in person.  However, if your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record of your shares to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record of your shares.

Those shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by our board of directors.

BOARD OF DIRECTORS

Our board of directors is composed of eight members and is divided into three classes with staggered three-year terms. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of Renee B. Booth, Troy A. Kanter and Rebecca A. Maddox.  If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our board of directors. Our board of directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2015 Annual Meeting

Renee B. Booth, 53, has served as a member of our board of directors since May 2006. Since 1999, Dr. Booth has served as the president of Leadership Solutions, Inc., a boutique human resources consulting firm specializing in leadership assessments, selection, development and motivation. Dr. Booth received a B.A. in psychology from the University of Maryland and a M.S. and Ph.D. in industrial/organizational psychology from Pennsylvania State University.

Areas of Relevant Experience: Practical experience in the HR assessment business and executive leadership consulting.

Troy A. Kanter, 44, joined us in 1997 and has served as a member of our board of directors since May 2006 and as our President and Chief Operating Officer since November 2006. From 2003 until November 2006, Mr. Kanter served as our president, Human Capital Management. From 1997 to 2003, Mr. Kanter served as our executive vice president, sales and business development. From 1997 to 1999, he managed our HCM Consulting, Retention Services operations. From 1995 to 1997, Mr. Kanter was the president of Human Resources Innovations, Inc., a company he co-founded that provided employee survey research and consulting and which we acquired in 1997. Mr. Kanter received a B.A. in corporate communications from Doane College.

Areas of Relevant Experience: Executive level experience in both large and medium size organizations serving in sales, business development and operations.

Rebecca J. Maddox, 58, has been a member of our board of directors since October 2006. Ms. Maddox is a founding principal, president and chief executive officer of Maddox Smye LLC, an international specialty sales consulting firm, and has served in that capacity since 1993. Prior to that, Ms. Maddox held positions that included chief executive officer of Capital Rose, Inc., senior vice president, marketing of Capital Holding, and senior vice president, marketing, Citicorp. Ms. Maddox received a B.S. in business administration from Pennsylvania State University and an M.B.A. in marketing and finance from Columbia University.

Areas of Relevant Experience: Knowledge gained from working in senior level positions within the financial services industry and relationship expertise on how gender plays a critical part in developing a successful marketing strategy.

While each of our board of director members possess specific qualities which make them well suited for their roles at Kenexa, their individual areas of expertise, stage in their career, and accumulated work experience are varied enough to ensure that there is adequate diversity among our board members.  In determining whether a prospective board member is a good fit for Kenexa’s board, our governance committee considers, among other factors, how the prospect’s diversity will impact the effectiveness of the board.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2014 Annual Meeting

Barry M. Abelson, 65, has been a member of our board of directors since 2000. Since 1992, Mr. Abelson has been a partner in the law firm of Pepper Hamilton LLP, which has provided legal services to us since 1997. Mr. Abelson received an A.B. in sociology from Dartmouth College and a J.D. from the University of Pennsylvania Law School.

Areas of Relevant Experience: Executive level leadership at a well established law firm dealing with a myriad of corporate legal matters.

Nooruddin (Rudy) S. Karsan, 54, co-founded our predecessor company in 1987 and has served as the chairman of our board of directors since 1997 and as our chief executive officer since 1991. Prior to that, Mr. Karsan headed marketing actuarial services for the Mercantile & General Insurance Company in Toronto, Canada. Mr. Karsan received a B. Math in actuarial science from the University of Waterloo. Mr. Karsan holds the designation of Fellow of the Society of Actuaries.

Areas of Relevant Experience: Proven ability to drive and oversee our business strategy; comprehensive knowledge of our strategic and operational opportunities and challenges and our competitive environment.

John A. Nies, 43, has been a member of our board of directors since 2002.  In July 2010, Mr. Nies was elected as the company’s lead independent director, reinforcing our commitment to best practices in the area of corporate governance.  Mr. Nies is a managing director of JMH Capital, a private equity firm, which he joined in May 2006.  From 2002 to 2006, Mr. Nies served as a principal of Sage River Partners, LLC and Maplegate Holdings, LLC, private equity firms investing on behalf of individual investors.  From 2001 to 2002, Mr. Nies worked for Parthenon Capital, Inc., a private equity investment firm, most recently serving as its managing director, operations, a position in which he was responsible for post-transaction performance of portfolio companies. Mr. Nies received an A.B. in economics from Dartmouth College and an M.B.A. from Harvard Business School.

Areas of Relevant Experience: Business acumen derived from evaluating a variety of venture proposals and implementing the necessary corporate governance procedures to ensure an entity’s success.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2013 Annual Meeting

Joseph A. Konen, 64, has been a member of our board of directors since 2000. Mr. Konen, who is now retired, has held a number of executive positions, most recently serving from 1994 to 1999 as the president and chief operating officer of Ameritrade Holding Corporation, a provider of brokerage services. Mr. Konen received a B.A. in economics and an M.B.A. in finance and management from Indiana University at Bloomington.

Areas of Relevant Experience: Experience in executive level positions at multiple highly successful organizations, with specific areas of focus in operations and finance.

Richard J. Pinola, 66, has been a member of our board of directors since 2005. From 1992 until his retirement in 2004, Mr. Pinola served as the chairman and chief executive officer of Right Management Consultants, a human resources consulting firm.  From 1989 to 1991, Mr. Pinola served as the chief operating officer of Penn Mutual Life Insurance Company. Mr. Pinola also serves as a director of Nobel Learning Communities, Inc., a for-profit provider of education and educational services; and Corporate Property Associates 14 Inc., Corporate Property Associates 15 Inc., and Corporate Property Associates 16 Inc., each a real estate investment trust. Mr. Pinola previously served as a director of K-Tron International, Inc., a manufacturer of material handling equipment and systems and Bankrate, Inc., an Internet financial services provider.  Mr. Pinola received a B.S. in accounting from King’s College.

Areas of Relevant Experience: Experience in executive level positions at several highly successful organizations, with specific areas of focus in both operations and finance.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Policy

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and The New York Stock Exchange Euronext (“NYSE”). We believe that our procedures and practices, including the policies described below, are designed to enhance our shareholders’ interests.

Board Meetings

    Our business, property and affairs are managed under the direction of our board of directors. Members of our board of directors are kept informed of our business through discussions with our Chairman and Chief Executive Officer, President, Chief Financial Officer and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of our board of directors and its committees.

During 2011, our board of directors met four times and the committees of our board of directors held a total of 23 meetings. Each director attended at least 75% of the total number of meetings of the board of directors and each committee of the board on which such director served.

Shareholder Communications with the Board of Directors

Shareholders may initiate in writing any communication with our board of directors or any individual director by sending the correspondence to our General Counsel, c/o Kenexa Corporation, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087 or by sending an email to ShareholderCommunications@kenexa.com. This centralized process assists our board of directors in reviewing and responding to shareholder communications in an appropriate manner. Any communication should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the type and amount of our securities that the person holds;

•	any special interest of the shareholder in the subject matter of the communication (i.e. - not in such person’s capacity as one of our shareholders); and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

In addition, e-mails from shareholders to our board of directors should not contain attachments. Any attachments contained in such email messages will be automatically removed. If you wish to provide additional materials with your communications, please use regular mail, sent to the address above.

All communications that comply with the above procedural requirements will be relayed to the appropriate member of the board of directors. We will not forward any communications:

•
regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to our security holders or other constituencies generally;

•	that advocate our engaging in illegal activities;

•	that, under community standards, contain offensive, scurrilous or abusive content; or

•	that have no rational relevance to our business or operations.

Board Attendance at the Annual Meeting

Although we encourage each member of our board of directors to attend our annual meetings of shareholders, we do not have a formal policy requiring the members of our board of directors to attend.

Independence Determination

Our board of directors has and will continue to observe all applicable criteria for independence established by NYSE and other governing laws and applicable regulations. No director is deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Our board of directors has determined that the following directors are independent as determined by the NYSE listing standards and other applicable regulations: Barry M. Abelson, Renee B. Booth, Joseph A. Konen, Rebecca J. Maddox, John A. Nies and Richard J. Pinola.

Code of Business Conduct and Ethics

In 2005, we adopted a Code of Business Conduct and Ethics. We require all employees, including our principal executive officer and principal financial officer and other senior officers and our directors, to read and to adhere to our Code of Business Conduct and Ethics in discharging their work related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at http://www.kenexa.com/Investor-Relations and can be obtained by writing to Investor Relations, Kenexa Corporation, 650 East Swedesford Road, Wayne, Pennsylvania 19087 or by sending an email to InvestorRelations@kenexa.com.

Board Committees

Our board of directors maintains several standing committees, including an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a Compensation Committee, and a Nominating and Governance Committee. These committees and their functions are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

Our board of directors has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.kenexa.com/Investor-Relations and can be obtained by writing to Investor Relations, Kenexa Corporation, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087 or by sending an email to InvestorRelations@kenexa.com.

The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing board committees and the number of committee meetings held and number of actions taken by unanimous written consents during 2011:

	Audit	Nominating and Governance	Compensation
Barry M. Abelson	—	X	—
Renee B. Booth	—	X	Chair
Troy A. Kanter	—	—	—
Rudy S. Karsan	—	—	—
Joseph A. Konen	Chair	—	—
Rebecca J. Maddox	X	—	X
John A. Nies	—	Chair	—
Richard J. Pinola	X	—	X

Number of Meetings	12	7	4
Number of Consents	—	1	—

Audit Committee

Our Audit Committee is composed of Mr. Konen (chair), Ms. Maddox and Mr. Pinola. Our board of directors has determined that each of Messrs. Konen and Pinola is an “Audit Committee financial expert” as currently defined under the SEC’s rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and has appropriate accounting or related financial management expertise, as required by the rules of the NYSE. We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE and the SEC’s rules and regulations, including those regarding the independence of our Audit Committee members. We intend to comply with future requirements to the extent that they become applicable to us.

Our Audit Committee oversees our corporate accounting and financial reporting processes. Our Audit Committee:

•	evaluates the qualifications, independence and performance of our registered independent public accounting firm;

•	determines the engagement of our registered independent public accounting firm;

•	approves the retention of our registered independent public accounting firm to perform any proposed permissible non-audit services;

•	ensures the rotation of the partners of our registered independent public accounting firm on our engagement team as required by law;

•	reviews our systems of internal controls established for finance, accounting, legal compliance and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our board of directors, our senior and financial management and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;

•	reviews and approves any related party transactions in which we are involved; and

•	meets periodically with management and the independent public accountants to review our major financial risk exposures and the steps taken to monitor and control such exposures.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Mr. Nies (chair), Mr. Abelson and Dr. Booth. We believe that the composition of our Nominating and Governance Committee complies with any applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE and the SEC’s rules and regulations, including those regarding the independence of our Nominating and Governance Committee members. We intend to comply with future requirements to the extent that they become applicable to us.

Our Nominating and Governance Committee’s responsibilities include the selection of potential candidates for our board of directors.  The committee also makes recommendations to our board of directors concerning the structure and membership of the other board committees and considers director candidates recommended by others, including our Chief Executive Officer, other board members, third parties and shareholders.  In addition, our Nominating and Governance Committee develops and monitors our corporate governance guidelines, and assesses succession planning for senior management of the company.

Compensation Committee

Our Compensation Committee is composed of Dr. Booth (chair), Ms. Maddox and Mr. Pinola. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members. We intend to comply with future requirements to the extent that they become applicable to us.

Our Compensation Committee administers the compensation program for our executive officers. Our Compensation Committee:

•
reviews and recommends to our board of directors for approval, (i) annual salaries, bonuses, and other compensation for our executive officers (other than our Chief Executive Officer), and (ii) individual equity awards for our employees and executive officers (other than our Chief Executive Officer);

•	reviews and approves the annual salary, bonus, equity awards and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	oversees our compensation policies and practices;

•	coordinates our board of directors’ role in establishing performance criteria for executive officers;

•	annually evaluates each of our executive officers’ performance;

•	reviews and recommends new executive compensation programs;

•	annually reviews the operation and efficacy of our executive compensation programs;

•	periodically reviews that executive compensation programs comport with the Compensation Committee’s stated compensation philosophy;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and recommends to the board of directors the appropriate structure and amount of compensation for our directors;

•	reviews and approves material changes in our employee benefit plans;

•	administers our equity compensation and employee stock purchase plans; and

•	reviews the adequacy of the Compensation Committee and its charter and recommends any proposed changes to the board of directors not less than annually.

In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee regularly reviews our compensation programs relative to our strategic objectives and emerging market practice and other changing business and market conditions. In addition, the Compensation Committee also takes into consideration the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and any recommendations of compensation consultants. The primary role of consultants is to provide objective data, analysis and advice to the Compensation Committee. In providing data and recommendations to the Compensation Committee, our consultants work with our Chief Executive Officer and management to obtain information needed to carry out its assignments. See the section below entitled “Executive Compensation and Executive Officers—Compensation Discussion and Analysis” for further discussion of the Compensation Committee’s role in determining the compensation of our executive officers.

Board Leadership Structure

Mr. Karsan serves as both the Chairman of our board of directors and our CEO.  Our board of directors’ decision to assign these two roles to a single person was guided by several important attributes of Mr. Karsan, including:

•	his unique skills, insight, and experience as a founder of Kenexa;

•	the confidence he is able to inspire in our board of directors, the company and our shareholders;

•	his ability to coalesce and effect positive change in our company; and

•	his ability to execute on both the company’s short-term and long-term strategies necessary for the challenging marketplace in which the company competes.

While these attributes were important, our board of directors would not have considered combining the roles of Chairman and CEO if it did not firmly believe that we have in place sound checks and balances to ensure that we maintain the highest standards of corporate governance and continued accountability of the CEO to the board of directors. For example:

•
Each of the board of directors’ standing committees, including the Audit, Compensation, and Nominating and Governance Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE listing standards and other governing laws and regulations.

•	Review and determination of Mr. Karsan’s compensation and performance continues to be within the purview of the Compensation Committee.

•
The independent directors continue to meet in regular executive sessions without management present to discuss the effectiveness of the company’s management, the quality of the board of directors meetings and any other issues and concerns.

•	The board of directors continues to oversee succession planning.

Mr. Nies serves as both the lead independent director and Chairman of our Nominating and Governance Committee.  The primary roles and responsibilities of the lead director include:

•	communication with the Chairman and CEO in areas including:

	—	strategy, possible change of control and restructuring opportunities and other key executive changes before they are established;

	—	preparations for board of directors meetings;

•	offering counsel to individual directors on the performance of their duties;

•	facilitating communications amongst directors;

•	facilitating the process of the board’s self-evaluation;

•	presiding over and scheduling all meetings of the board of directors at which the Chairman and CEO is not present, including executive sessions.

Director Compensation
   The following table sets forth the amount of compensation that we paid to each of our directors for the year ended December 31, 2011, other than our employee directors who did not receive any additional compensation for their role as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Barry M. Abelson	32,500	33,010	64,729	130,239
Renee B. Booth	37,500	33,010	64,729	135,239
Joseph A. Konen	40,000	33,010	64,729	137,739
Rebecca J. Maddox	37,500	33,010	64,729	135,239
John A. Nies	55,000	33,010	64,729	152,739
Richard J. Pinola	37,500	33,010	64,729	135,239

(1)	Represents the aggregate grant date fair value with respect to 1,184 shares of restricted stock awarded to each non-employee director in May 2011, computed in accordance with FASB ASC Topic 718.

(2)
Represents the aggregate grant date fair value with respect to options to purchase 5,478 shares of common stock granted to each director in May 2011, computed in accordance with FASB ASC Topic 718.  For purposes of computing such amounts, we disregarded estimates of forfeitures related to service-based vesting conditions.  Please refer to Note 18 - “Stock Plans” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the assumptions made in the calculation of these amounts.

   Each member of our board of directors, other than those directors who are our employees or employees or partners of our affiliates, are entitled to receive an annual retainer of $30,000 for service on our board of directors. The chair of each of our Compensation Committee and our Nominating and Governance Committee receives an additional annual fee of $5,000, while each other member of those committees receives an annual fee of $2,500 for each committee upon which the member serves. The chair of our Audit Committee receives an additional annual fee of $10,000 and each other member of our Audit Committee receives an additional annual fee of $5,000.  The lead independent director receives an additional fee of $20,000. We also reimburse members of our board of directors for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings.

   Our Compensation Committee periodically reviews the compensation that we offer to our non-employee directors in light of the duties of our directors and the compensation offered by our peer companies to their directors. Based upon this review, we may from time to time adjust the compensation that we offer to our non-employee directors in order to help us attract and retain the most qualified individuals to serve on our board of directors.  In February 2012, the Compensation Committee approved an increase in the fees payable to the chairs of the Audit and Compensation Committees, effective as of January 1, 2012, to $12,500.

As of December 31, 2011, each of our directors held restricted stock and options to purchase shares of our common stock as follows:

Name	Aggregate options to purchase	Restricted Stock
Barry M. Abelson	59,865	1,184
Renee B. Booth	57,865	1,184
Joseph A. Konen	39,865	1,184
Rebecca J. Maddox	57,865	1,184
John A. Nies	59,865	1,184
Richard J. Pinola	59,865	1,184

Minimum Qualifications of Directors

In making its recommendations as to nominees for election to our board of directors, our Nominating and Governance Committee may consider, in its sole judgment, recommendations of our Chief Executive Officer and other senior executives, other board members, shareholders and third parties. Our Nominating and Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in accordance with the instructions in the section of this proxy statement below entitled “Shareholder Nominations of Directors and Other Business-Recommendations of Nominees.” The Committee has not adopted any criteria for evaluating a candidate for nomination that differ depending on whether a candidate is nominated by a shareholder versus by a director, member of management or other third party.

Our Nominating and Governance Committee considers the following criteria in determining whether a nominee is qualified to serve on our board of directors:

•	the nominee’s personal ethics, integrity and values;

•	whether the nominee has an inquiring and independent mind;

•	whether the nominee has a global business and social perspective;

•	the nominee’s practical wisdom and mature judgment;

•	the extent and breadth of the nominee’s training and experience at the policy or decision-making level in business, government, education or technology;

•	the nominee’s willingness to devote the required amount of time to fulfill the duties and responsibilities of board of directors membership;

•	the nominee’s commitment to serve on our board of directors over a period of years to develop knowledge about our operations; and

•	the nominee’s involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.

Our Nominating and Governance Committee also considers such other factors as it deems appropriate, including the current composition of our board of directors.

If the committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of a candidate, members of the committee, as well as other members of our board of directors as appropriate, interview the candidate. After completing this evaluation and interview, the committee makes the final determination whether to nominate or appoint the candidate as a new board member.

Shareholder Nominations of Directors and Other Business; Recommendations of Nominees

Shareholder Nominations of Directors and Other Business. Our bylaws provide procedures by which a shareholder may nominate for election to our board of directors at any meeting of shareholders individuals or bring business before an annual meeting of shareholders. A shareholder desiring to nominate a director for election to our board of directors, or to bring any other business before an annual meeting of shareholders, should deliver a notice to our Secretary at our principal executive offices at 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087, no later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting of shareholders, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting of shareholders and not later than the later of the 60th day prior to the annual meeting of shareholders or the 15th day following the day on which public announcement of the date of the meeting is first made. In the event that a special meeting of shareholders is called at which directors are to be elected pursuant to the notice of that meeting, a shareholder desiring to nominate a director for election to our board of directors at that meeting should deliver a notice to our Secretary at our principal executive offices at 650 East Swedesford Road, Second floor, Wayne, Pennsylvania 19087, not later than the later of the 60th day prior to that meeting or the 15th day after the public announcement of that meeting nor earlier than the 90th day prior to that meeting.

The shareholder’s notice must set forth:

•
as to each person whom the shareholder proposes to nominate for election or reelection as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; (ii) a description of any arrangements or understandings among the shareholder and each such person and any other person with respect to such nomination; and (iii) the consent of each such person to being named in the proxy statement as a nominee and to serving as a member of our board of directors if so elected;

•
as to any other business that the shareholder proposes to bring before an annual meeting of shareholders: (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•
as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner; (ii) the class and number of shares which are owned beneficially and of record by such shareholder and such beneficial owner; and (iii) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting.

Shareholder Recommendations of Nominees. Our Nominating and Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. The committee will give consideration to shareholder recommendations for positions on our board of directors where the committee has determined not to re-nominate a qualified incumbent director. The committee will only consider recommendations of candidates who satisfy the minimum qualifications prescribed by the committee for board nominees, including that a director must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency.

To be considered by our Nominating and Governance Committee, a shareholder recommendation must be submitted to our Secretary and include a complete description of the nominee’s qualifications, experience and background, together with a statement signed by the nominee in which he or she consents to serve as a director if nominated and elected.

Although our Nominating and Governance Committee has not established a minimum number of shares that a shareholder must own in order to suggest a candidate for consideration, or a minimum length of time during which the shareholder must own its shares, the committee will take into account the size and duration of a recommending shareholder’s ownership interest. Our Nominating and Governance Committee will also consider the extent to which the shareholder making the suggestion intends to maintain its ownership interest in shares of our common stock.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Dr. Booth, Ms. Maddox, and Mr. Pinola served as members of our Compensation Committee.  None of these individuals was at any time an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board of Directors Role in Risk Oversight

   Our board of directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the board of directors.  The oversight responsibility of our board of directors and its committees is enabled by management reporting processes that are designed to provide visibility to our board of directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.  The board of directors and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Committee	Primary Areas of Risk Oversight
Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures associated with leadership, succession planning and corporate governance.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 20, 2012, with respect to the beneficial ownership of our common stock by: (i) each shareholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table under “Executive Compensation and Executive Officers” in these proxy materials; and (iv) all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of March 20, 2012 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 27,268,111 shares of our common stock outstanding as of March 20, 2012. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Kenexa Corporation, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
FMR LLC (1)	3,715,558	13.6%
The Gund Group (2)	1,928,539	7.1%
Columbia Wanger Asset Management, L.P. (3)	1,700,000	6.2%
Nooruddin S. Karsan (4)	1,236,594	4.5%
Troy A. Kanter (5)	509,286	1.9%
Donald F. Volk (6)	229,805	*
James P. Restivo (7)	102,000	*
Richard J. Pinola (8)	97,042	*
John A. Nies (9)	76,042	*
Barry M. Abelson (10)	74,672	*
Renee B. Booth (11)	64,042	*
Rebecca J. Maddox (12)	64,042	*
Archie L. Jones, Jr. (13)	54,500	*
Joseph A. Konen (14)	46,042	*
All executive officers and directors as a group - 11 persons (15)	2,554,067	9.4%

*	Less than 1%.

(1)
Information is based on Amendment no. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012 by FMR LLC.  FMR LLC’s principal place of business is 82 Devonshire Street, Boston, MA 02109.  FMR LLC is a parent holding company in accordance with section 240.13d-1(b)(ii)(G).  FMR LLC is the beneficial owner of 3,715,558 shares of our common stock.

(2)
Information is based on Amendment no. 5 to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012 by Grant Gund, individually and as trustee for the Kelsey Laidlaw Gund Gift Trust, the Llura Blair Gund Gift Trust, and the Grant Owen Gund Gift Trust; Rebecca H. Dent, as trustee for the G. Zachary Gund Descendants’ Trust, Kelsey Laidlaw Gund Gift Trust, the Llura Blair Gund Gift Trust and the Grant Owen Gund Gift Trust; G. Zachary Gund, individually and as trustee for the G. Zachary Gund Descendants’ Trust; Llura L. Gund, individually and as trustee for the Dionis Trust; and Gordon Gund, individually and as trustee for the Dionis Trust (“Gund Group”). The Gund Group’s principal place of business is 14 Nassau Street, Princeton, NJ 08542. The Gund Group may be deemed to beneficially own 1,928,539 shares of our common stock.

(3)
Information is based on Amendment no. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 by Columbia Wanger Asset Management, LLC (“Columbia Wanger”). Columbia Wanger’s principal place of business is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wanger is an investment advisor registered in accordance with Rule 13d-1(b)(1)(ii)(E). Columbia Wanger is the beneficial owner of 1,700,000 shares as a result of acting as investment advisor. These shares include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger.

(4)
Nooruddin S. Karsan beneficially owns an aggregate of 1,236,594 shares of Common Stock jointly with his wife, Shirin N. Karsan.  Mr. Karsan has pledged 150,000 shares of Common Stock pursuant to a variable post-paid forward contract and 600,000 shares of Common Stock against a line of credit, in each case to secure his obligations under the respective arrangement; the reporting persons, however, have retained the power to vote such shares.  Includes options to purchase 210,000 shares of our common stock held by Mr. Karsan that may be exercised within 60 days of March 20, 2012.

(5)	Includes options to purchase 200,000 shares of common stock held by Mr. Kanter that may be exercised within 60 days of March 20, 2012.

(6)
Includes options to purchase 170,000 shares of our common stock held by Mr. Volk that may be exercised within 60 days of March 20, 2012.  All of the shares owned by Mr. Volk are held jointly with his wife, Susan Volk.

(7)	Includes options to purchase 75,250 shares of our common stock held by Mr. Restivo that may be exercised within 60 days of March 20, 2012.

(8)	Includes options to purchase 59,865 shares of our common stock held by Mr. Pinola that may be exercised within 60 days of March 20, 2012.

(9)	Includes options to purchase 59,865 shares of our common stock held by Mr. Nies that may be exercised within 60 days of March 20, 2012.

(10)	Includes options to purchase 59,865 shares of our common stock held by Mr. Abelson that may be exercised within 60 days of March 20, 2012.

(11)	Includes options to purchase 57,865 shares of our common stock held by Dr. Booth that may be exercised within 60 days of March 20, 2012.

(12)	Includes options to purchase 57,865 shares of our common stock held by Ms. Maddox that may be exercised within 60 days of March 20, 2012.

(13)	Includes options to purchase 54,500 shares of our common stock held by Mr. Jones that may be exercised within 60 days of March 20, 2012.

(14)	Includes options to purchase 39,865 shares of our common stock held by Mr. Konen that may be exercised within 60 days of March 20, 2012.

(15)	Includes options to purchase 1,044,940 shares of our common stock that may be exercised within 60 days of March 20, 2012.

EXECUTIVE COMPENSATION AND EXECUTIVE OFFICERS

Executive Officers

The following are biographical summaries of our executive officers, except for Messrs. Karsan and Kanter, whose biographies are included under the heading “Board of Directors.”

Donald F. Volk, 62, has served as our Chief Financial Officer since December 1996. Prior to joining us, Mr. Volk was a partner in the accounting firm of Brinker, Simpson, Nicastro & Volk.  Mr. Volk received a B.S. in Accounting from Villanova University and an M.S. in Taxation from the Villanova University School of Law. Mr. Volk became a Certified Public Accountant in 1974.

Archie L. Jones, Jr., 40, has served as our Vice President of Business Development since August 2005.  In 2008, his responsibilities were expanded to include Global Operations and Delivery and its financial impact.  From 2003 until 2005, Mr. Jones served as managing director of Maplegate Holdings, a private equity investment firm that he co-founded that focuses on small-cap buyouts.  From 1998 until 2002, Mr. Jones was a principal and charter member of Parthenon Capital, Inc., a private equity investment firm.  Mr. Jones served on our board of directors from 1999 until 2002.  He served on the board of directors of Franco Apparel Group from 1998 until 2004 and held the role of that organization’s interim CFO in 1999.  Mr. Jones received an M.B.A. from Harvard Business School and a B.A. in Accounting and Business Administration from Morehouse College.

James P. Restivo, 51, has served as our Chief Technology Officer since October 2006.  Prior to joining us, Mr. Restivo was the founder, President and Chief Executive Officer of Blue Angel Technologies. Between 1993 and 1997, he also served as the Vice President of Development for Vertex Inc., the leading provider of corporate sales tax software. Mr. Restivo received an S.M. in electrical engineering and computer science from the Massachusetts Institute of Technology and a B.S. with a double major in computer science and applied mathematics and statistics the State University of New York at Stony Brook.

Compensation Discussion and Analysis

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee of the board of directors, which is comprised entirely of independent directors, is responsible for ensuring that our executive compensation policies and programs are competitive within the markets in which we compete for talent and reflect a strong focus on shareholder value.  The Compensation Committee reviews and approves (with respect to our Chief Executive Officer), or recommends for the Board’s approval (with respect to the other named executive officers), compensation levels and benefit programs for annual salary, bonus, stock options, and other benefits (direct and non-direct).  Our named executive officers, or “NEOs”, consist of Mr. Karsan, our principal executive officer, Mr. Volk, our principal financial officer, Mr. Kanter, Mr. Jones and Mr. Restivo, who are our most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as of December 31, 2011 and whose total compensation exceeded $100,000 during the year ended December 31, 2011.  The Compensation Committee reviews and approves the corporate goals and objectives relevant to the NEOs’ compensation, reviews the evaluation of their performance against these objectives and, based on that evaluation, approves (or recommends for Board approval) the NEOs’ compensation programs.

In 2011, the Compensation Committee retained Exequity, LLP (“Exequity”) as its independent compensation consultant. Exequity reports directly to the Compensation Committee, which retains full authority over Exequity’s activities, including the authority to terminate the relationship. The Compensation Committee commissioned Exequity to gather, among other things, customized peer group data for both its NEOs and outside Directors.   Exequity completed its competitive benchmarking analysis for the Compensation Committee on the pay of our top executive officers compared to the market. Exequity also provided the Compensation Committee with general information on recent trends in executive compensation.

As part of its duties, the Compensation Committee annually reviews the independence of its compensation consultant and in 2011, concluded that Exequity was independent.

Our management and compensation staff provides additional analysis and counsel as requested by the Compensation Committee.  You can learn more about the Committee’s purpose, responsibilities, structure, and other details by reading the Compensation Committee’s charter which can be found in the Corporate Governance section of our website at www.Kenexa.com.  See “Structure and Practices of The Board of Directors - Committees” on page 6.

Performance Overview

           2011 was one of the most successful years in the history of Kenexa: GAAP revenues were up 44% and non-GAAP revenues were up 46%. The increase in revenue was due to continued demand across our product and service offerings for both subscription and other revenue. Non-GAAP operating income was up 68% and Kenexa’s stock price increased by 23% compared to 2010 levels.

	2011	2010	Change (%)
	($ in thousands, except per share amounts)	($ in thousands, except per share amounts)
Revenue (GAAP) (1)	282,939	196,353	44.1
Revenue (non-GAAP) (2)	291,085	199,418	46.0
Operating income (loss) (GAAP) (1)	1,903	(300)	*
Operating income (non-GAAP)	29,577 (3)	17,647 (4)	67.6
Stock Price per Share as of December 31	26.70	21.79	22.5

(1)	Revenue and Operating Loss (GAAP) results are based on U.S. generally accepted accounting principles (GAAP).

(2)	Revenue (non-GAAP) for 2011 and 2010 excludes the write down of deferred revenue associated with purchase accounting for the Salary.com acquisition.

(3)
Operating Income (non-GAAP) for 2011 excludes share-based compensation expense of $6.4 million, amortization of acquired intangibles of $14.4 million, acquisition related fees of $0.6 million, litigation related fees of $1.4 million, deferred revenue associated with our Salary.com acquisition of $8.1 million, Taleo settlement of $3.0 million settlement and gain from sale of assets of $0.2 million.

(4)
Operating Income (non-GAAP) for 2010 excludes share-based compensation expense of $4.5 million, amortization of acquired intangibles of $5.8 million, acquisition related fees of $4.6 million and deferred revenue associated with our Salary.com acquisition of $3.1 million.

*	Not meaningful

Compensation Objectives & Philosophy

Kenexa takes pride in maintaining executive pay arrangements that are commonly recognized as “best practices” within the executive compensation arena. Kenexa’s executive pay program includes these leading practices:

•	A majority of our named executive officers’ pay is delivered through incentives that are contingent on company performance.

•	Our incentive arrangements incorporate multiple performance metrics to motivate achievements that are complementary of one another, and that contribute to the long-term creation of stockholder value.

•	Our annual bonus opportunities are limited by a maximum payout provision.

•	Our perquisites are moderate and are well below typical market practices.

•	We benchmark our executives’ pay against a peer group of companies within our industry that have median revenues that are similar to Kenexa’s.

•	We have not entered into employment agreements with our executives.

•	Our long-term incentive program prohibits repricing of stock options without stockholder approval.

•
Our Compensation Committee is comprised entirely of directors who meet the independence rules of the SEC, as well as the relevant requirements of the Internal Revenue Code for preserving the deductibility of executive pay.

•	Our Compensation Committee retains the services of independent executive compensation consultants who provide services directly to the Compensation Committee.

•	We have adopted an annual advisory say-on-pay vote as recommended by our stockholders.

As a provider of integrated human capital solutions, we believe that the value we deliver to our customers depends in large part upon the quality of our people.  Our business model is based on our ability to establish long-term relationships with customers, and to maintain a strong mission, customer focus, entrepreneurial spirit, and team orientation.  The compensation programs we provide to our executives are designed to support our vision to become the most profitable and recognized leader for integrated human capital solutions by:

Providing a strong focus on critical corporate metrics and the creation of shareholder value.  Our executive compensation program is designed to align pay with corporate performance and the creation of shareholder value, and to manage pay as an important operating expense.  Accordingly, in 2011, our executive compensation program was heavily weighted toward variable pay in the form of annual cash incentives, which tie a substantial portion of an executive’s compensation to our success in achieving specified performance goals, and long-term incentive awards (primarily in the form of stock options) which tie a significant portion of an executive’s compensation to the creation of shareholder value.  We believe that these programs provide us with the ability to ensure that the compensation paid to our executives correlates with benefits to our shareholders.

Encouraging continued service by providing a significant portion of compensation through long-term incentives. We align our top executives’ compensation opportunities with shareholders’ interests by awarding a blend of restricted stock units and stock options. The awards granted beginning in 2009 vest over several years of continuous service, to promote the achievement of long-term operating objectives, and to provide incentives for loyal and long-term service to us. The Compensation Committee believes that market and operating conditions we currently face require a balanced, market-competitive portfolio of long-term and short-term incentive opportunities, and that such a balanced portfolio is an important factor in retaining our executive team and motivating them to contribute to shareholder value creation.

Reinforcing our mission and values, and our focus on customer service. Our values emphasize the importance of human potential, growth through service excellence, and performance-based rewards.  Consistent with our advice to our own clients, we believe that our executive compensation program reinforces our primary focus on corporate performance, and, as a result, bonuses are based in part on key organizational measures.

Creating accountability for results. Our compensation program emphasizes variable, at-risk incentive award opportunities by providing our executive officers with approximately 35% to 45% of his/her target cash compensation through at-risk bonus compensation. However, depending upon our results, our bonus structure permits for the variable component of our compensation program to be either 0%, or significantly in excess of 50%, of total compensation.  In this way, we seek to reward our executives for exceptional performance.

Rewarding individual performance and contributions.  Salary, annual awards, and long-term incentive awards are based on both an individual’s position as well as performance against specified financial, operational and strategic goals, as appropriate to the individual’s position.  As we advise our own clients, we feel it is in our best long-term interests for our high performing employees to be rewarded for personal and professional development and the achievement of individual objectives.

 Allowing us to compete effectively for talent. The compensation program design and levels are set considering the practices of similar companies with which we compete for talent.  We seek, as part of our compensation philosophy, to target our base salaries at the market median, with target total compensation generally targeted between the median market levels and the 75th percentile of market, dependent on continued positive financial results, to reward achievement of individual objectives.  We define our market for this purpose to include software, business process outsourcing, and consulting firms, among other types of organizations identified below under the heading “Market Benchmarking.”  We believe it is the most appropriate competitive reference based on our competitive market for executive talent.

To aid in its analysis, the Compensation Committee also considers the comparative performance of our peer group companies.   More specifically, the Compensation Committee reviews the following quantitative and qualitative factors to determine target total compensation:

•	Our financial and stock price performance, both in absolute terms and relative to that of our competitive peer group of companies, as well as the broader market;
•	The desire to retain our current executive talent with competitive compensation offerings; and
•	The objective to attract and retain top executive talent to advance us to the “next level.”

The Committee reviewed the above factors in 2011 and determined that we reached our stated goals as set forth in further detail below and therefore our NEOs were paid accordingly.

Consideration of Risk

One of the responsibilities of our Audit Committee is to review and assess our business risk management process, including the adequacy of our overall control environment and controls in selected areas representing financial and business risk.   We believe that our current compensation program mitigates potential risks presented by standard incentive compensation programs through the following design features:

(1)	Annual bonuses are capped at maximum levels, limiting the upside leverage of the program.
(2)
Our long term incentive program is aligned with the interests of our shareholders, because awards made pursuant to it are tied to the success of our future financial performance, rewarding plan participants when operating objectives are accomplished.

(3)
Our equity grants are made on an annual basis, with overlapping vesting cycles, to discourage eligible recipients from a short-term focus that could be detrimental to the monetization of the subsequent awards.

(4)	The payout is based on retrospective performance, but when the goals are set at the beginning of the year, they motivate prospective performance, while attempting to mitigate risk.

Market Benchmarking

    We benchmark our executive compensation programs against a group of companies with which we compete, which we refer to as our “Peer Group.”  The Compensation Committee uses market data provided on a periodic basis by external compensation consultants.  This market data includes SEC filings for peer companies and compensation data reported in published compensation surveys from reputable survey providers.  The Peer Group is compiled by identifying companies who either compete directly with us for customers or compete directly with us for talent, and which are roughly the same size in revenue and/or market capitalization to us.  The Compensation Committee solicits input from management and our compensation consultants, and carefully reviews the Peer Group composition for appropriateness.

    In 2011, management worked with Exequity and the Compensation Committee to assess the continued evolution of the company’s operating environment and market for top executive talent and developed an updated group of peer companies for compensation comparison purposes.  Exequity and management identified the most relevant operational and structural equivalents to Kenexa, and identified a list of companies from the following industries: Application Software, Software Services, Data Processing and Outsourced Services, BPO, and IT Consulting.  The 17 companies had a median revenue base of $228 million, compared to Kenexa’s revenues of $291 million. The Compensation Committee reviewed and approved the proposed list of peers.

    For the annual executive compensation review, Exequity provided the Compensation Committee with benchmark data for base salary, perquisites, annual incentives and equity awards. Exequity draws data from proxy statements and reports filed with the Securities and Exchange Commission.  In practice, total compensation for each NEO may vary in any given year depending on the NEOs’ performance and achievement against several performance criteria

    The Peer Group companies for the 2011 pay assessment and market alignment were:

•	Actuate Corp
•	Callidus Software, Inc.
•	CommVault
•	Concur Technologies, Inc.
•	Computer Task Group
•	Deltek, Inc.
•	Dice Holdings
•	Epiq Systems, Inc.
•	ExlService Holdings, Inc.
•	Hackett Group, Inc.
•	NetSuite, Inc.
•	Online Resources Corp
•	QAD, Inc
•	RightNow Technologies, Inc.
•	Taleo Corporation
•	The Ultimate Software Group, Inc.
•	Tyler Technologies

Stockholder Say-On-Pay Vote

           In light of the strong shareholder support for the company’s executive compensation program, as reflected in the stockholders’ adoption of an advisory resolution approving executive compensation contained in the 2011 proxy statement, as well as the company’s performance vis-a-vis the Peer Group companies and other factors described above, the Compensation Committee concluded that no significant changes were required to be made to our executive compensation program.

Compensation Elements

    The aggregate compensation of each of our NEOs consists of a number of key elements:

•	Base Pay (Fixed)
	—	Fixed component of pay based on an NEO’s skills, responsibilities, experience and performance.
	—	NEOs, as well as all other salaried employees, are eligible for annual increases based on performance, experience, and/or changes in job responsibilities.

•	Annual Cash Incentives
	—	Designed to compensate NEOs for satisfying specific annual company, departmental and individual goals. Annual incentive compensation consists of three components:
		•	Executive Officer Bonus. This bonus focuses on current-year goals most important to our success.
		•	Management By Objective Plan. This plan focuses on individually tailored corporate goals; two of our five NEOs participate in this plan.
		•	Internal Measure Metric (“IMM”). This cash incentive is based on key sales, operating, and service measures related to customers which are instrumental to our long-term success.
	—	The above goals are described in more detail below, under the heading “Annual Cash Incentives”
—
We strive to achieve a target mix of cash compensation of approximately 60% fixed (base pay) and 40% variable (targeted annual bonus) compensation across our entire NEO group.   Our overall targeted bonus opportunities for the NEO group are generally competitive within the industry in which we compete for executive talent.

•	Long-term Incentive Awards (Stock Options and Restricted Stock Units)
—
To meaningfully align the interests of our NEOs with those of our shareholders, and to attract and retain key talent, we award long-term incentives in the form of non-qualified options to purchase our common stock and restricted stock units.

•	Other Benefits
—
Benefits and perquisites for our NEOs are limited and are similar to those available to substantially all salaried employees.  We provide for core benefits insurance. We believe that our basic benefits coverage is generally consistent with benefits provided among the Peer Group, and it is important to us that the benefits of our NEOs are aligned with those of our employees throughout the organization. Unless noted in the detailed discussion below, our NEOs participate in the same compensation programs and on comparable terms to other salaried employees.

Each NEO’s base salary, annual incentive, and long-term incentives are established after considering the following factors:

•	our performance against financial measures deemed relevant by management and the Compensation Committee, including revenue and non-GAAP operating income;
•	our performance relative to operational goals approved by the Compensation Committee;
•	individual performance goals and contributions to our overall performance; and
•	compensation levels by job position as informed by the analysis of pay benchmarking against the Peer Group.

Base Pay (Fixed)

Initial base salaries for our NEOs are determined by the Compensation Committee, based upon each NEO’s level of responsibilities and role, and on benchmark data for similar positions at Peer Group companies.  The Compensation Committee reviews each NEO's base salary annually and makes adjustments based on updated Peer Group data and on a subjective evaluation of the individual's contribution to our performance.  For NEOs other than the CEO, evaluations are performed by the CEO, who may also make specific salary adjustment recommendations to the Compensation Committee.  The CEO’s evaluation is performed by the Compensation Committee, in conjunction with the other independent members of the board of directors, in light of both corporate and individual performance.  Base salaries may also be adjusted when new roles and responsibilities are assumed.  In order to continue to emphasize our pay-for-performance compensation philosophy, the Compensation Committee did not make any adjustments to our NEOs’ base salaries in 2011 compared to the prior year. Base salaries for 2011 were as follows:

Executive	Salary
Nooruddin (Rudy) S. Karsan Chief Executive Officer	$ 500,000
Troy A. Kanter President and Chief Operating Officer	$ 500,000
Donald F. Volk Chief Financial Officer	$ 300,000
James P. Restivo Chief Technology Officer	$ 225,000
Archie L. Jones, Jr. Vice President, Business Development	$ 225,000

Annual Cash Incentives

   In line with our compensation philosophy, a significant portion of each NEO’s compensation is tied to company performance.  The annual cash incentive component of our executive compensation program has three primary prongs: the Executive Officer Bonus (in which four of our five NEOs participate), the Management by Objective Plan (in which two of our five NEOs participate) and the Internal Measurement Metric Bonus (in which all employees, including all NEOs, participate).  Each of these prongs is described below (see “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below for the actual payment amounts).

Executive Officer Bonus

    The target and maximum amounts payable to our executives vary by position and seniority and are determined by reference to, among other things, the annual cash incentive practices of the companies within our Peer Group.  Actual cash incentive payments are determined each February (and typically paid in March) with respect to performance in the prior year.  The “target” annual cash incentive for each of our NEOs ranges from 57% to 80% of base salary; the range of potential 2011 cash incentive payouts is presented in the Grants of Plan-Based Awards table below.  Actual 2011 cash incentive payouts for the NEOs are shown in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.”

    Messrs. Karsan, Kanter, Volk and Restivo participate in our Executive Officer Bonus program, and their payments under this program are calculated based upon our annual non-GAAP income from operations.  This measure is defined as GAAP income from operations, adjusted for share-based compensation, amortization of intangibles associated with acquisitions and other non-recurring expenses as management deems applicable. Each year, the Compensation Committee sets targets for non-GAAP operating income; actual performance is then compared to these targets.

    In 2011, the Compensation Committee set the non-GAAP operating income target at $22.1 million, with the maximum cash incentives payable if non-GAAP operating income equaled or exceeded $26.9 million.  Under our cash incentive program, no cash incentive is payable if we achieve less than 75% of the targeted non-GAAP operating income. If our actual non-GAAP operating income is between the threshold of $17.2 million and targeted level of $22.1 million, the named executive officer will earn a bonus based on linear interpolation.  The table below shows the maximum cash incentive payments for each NEO, which were achieved, due to the fact that the company’s 2011 non-GAAP operating income exceeded $26.9 million:

Executive	2011 Maximum Executive Officer Bonus Payment	2011 Maximum Executive Officer Bonus Payment (as % of Base Salary)	2011 Actual Executive Officer Bonus Payment	2011 Actual Executive Officer Bonus (as % of Base Salary)
Nooruddin (Rudy) S. Karsan Chief Executive Officer	$475,000	95%	$475,000	95%
Troy A. Kanter President and Chief Operating Officer	$475,000	95%	$475,000	95%
Donald F. Volk Chief Financial Officer	$375,000	125%	$375,000	125%
James P. Restivo Chief Technology Officer	$80,000	35.6%	$80,000	35.6%

Management By Objective Plan

    In addition to the annual cash incentive plan, we maintain the Management By Objective (“MBO”) plan to reward executives for progress with respect to individualized objectives determined on an annual basis by the Compensation Committee.  In 2011, Messrs. Restivo and Jones were eligible to receive cash payments under our MBO plan based upon their achievement of the following objectives:

Executive		2011MBO Objectives	2011 Maximum MBO Payment	2011Actual MBO Payment
James P. Restivo	●	Development and release of product enhancements for 2x platform	$90,000	$30,000
Chief Technology Officer	●	2x platform bookings	$80,000	—

Archie L. Jones, Jr.	●	Increased revenue from acquisitions	$100,000	$50,000
Vice President, Business Development	●	International merger/acquisition	$50,000	—
	●	Partnership bookings	$100,000	—

Internal Measurement Metric

    All of our employees, including each NEO, participate in our company-wide internal measurement metric (“IMM”) bonus program.  Our IMM, the elements and target levels of which were formulated by the Compensation Committee, with input from management, is calculated as follows:

•	IMM = (Bookings + Enterprise) x Income Percentage, where
	—	Bookings = The guarantee total contracted amount for new sales, renewals, upsells, incremental revenue and success fees – 2011 target ($300 million).

	—	Enterprise = Customer contracts entered into in excess of $10 million – 2011 target ($60 million).

	—	Operating Income Percentage = Our percentage of non-GAAP operating income to revenue – 2011 target (10%).

Achievement of target IMM scores closely correlates to our underlying performance because the IMM consists of three variables that drive our current and future success. Upon recommendation from our CEO, our NEOs’ goals are reviewed and approved by the Compensation Committee.   The NEOs are notified of the IMM objectives in January of each year and throughout the year they are provided with periodic updates of their progress towards the goal.

If the IMM is below the 80% threshold, no IMM Bonus is payable to employees (including NEOs).  If the IMM exceeds 80% of the threshold (which, for the year ended December 31, 2011, was 28.8), then the NEOs become eligible to receive the payments described below.  For the year ended December 31, 2011, the actual IMM index was 44.5.

Performance in 2011 in relation to the IMM metrics was exceptional, and therefore maximum payments were made under the IMM bonus program. The IMM payment scale and actual payments with respect to performance in 2011 for each NEO were as follows:

	2011 Target IMMs & Payments
Executive	80% Bracket IMM = 28.8 – 32.3	90% Bracket IMM = 32.4 – 35.9	100% Bracket IMM = 36+	2011 Actual IMM Payments
Nooruddin (Rudy) S. Karsan	$25,000	$50,000	$75,000	$75,000
Troy A. Kanter	$25,000	$50,000	$75,000	$75,000
Donald F. Volk	$25,000	$50,000	$75,000	$75,000
James P. Restivo	$25,000	$50,000	$75,000	$75,000
Archie L. Jones	$16,000	$33,500	$50,000	$50,000

Overall Cash Incentive Mix and Targets

   As noted earlier, Kenexa’s performance in 2011 was exceptional, and as a result, the annual cash incentives were earned at levels above target. In 2011, our NEOs had the following total cash incentive payment targets and payouts.

	2011 Target Cash Incentive Payments ($ and as % of Base Salary)						2011 Actual Cash Incentive Payments ($ and as % of Base Salary)
Executive	Executive Officer Bonus/ MBO Plan		IMM Bonus		Total Target Bonus		Executive Officer Bonus/ MBO Plan		IMM Bonus		Total Actual Bonus
Nooruddin (Rudy) S. Karsan, Chief Executive Officer	$237,500	48%	$50,000	10%	$287,500	58%	$475,000	95%	$75,000	15%	$550,000	110%
Troy A. Kanter, President and Chief Operating Officer	$237,500	48%	$50,000	10%	$287,500	58%	$475,000	95%	$75,000	15%	$550,000	110%
Donald F. Volk, Chief Financial Officer	$187,500	63%	$50,000	17%	$237,500	80%	$375,000	125%	$75,000	25%	$450,000	150%
James P. Restivo, Chief Technology Officer	$125,000	56%	$50,000	22%	$175,000	78%	$110,000	49%	$75,000	33%	$185,000	82%
Archie L. Jones, Jr., Vice President, Business Development	$125,000	56%	$33,500	15%	$158,500	71%	$50,000	22%	$50,000	22%	$100,000	44%

    NEOs have the ability to earn up to a maximum of 150% of base salary for exceeding targets. Conversely, performance below 78% of the established target will result in no bonus payments on either the IMM or the Executive Officer Bonus.  Performance is interpolated in between the threshold, target, and maximum as set forth under the section “Grants of Plan Based Awards” below.

    At the time the Compensation Committee approved the performance goals for 2011, we believed that the performance goals were aspirational, but reasonably attainable. The 2011 goals were based on a budget aligned with the economic conditions in existence at the time.

Long-Term Incentive Compensation

The company targets pay levels in the 75th percentile of total pay; however, in recent years pay levels have fallen short of the 75th percentile target objectives. In efforts to transition total pay levels closer to the 75th percentile, the company increased long-term incentive compensation opportunities in 2011 while maintaining base pay and bonus levels from 2010. Overall in 2011, the company still fell below the 75th percentile in total pay levels, but was able to close the gap through pay for performance vehicles.  We believe that long-term incentives meaningfully align the interests of our NEOs with those of our shareholders.  Additionally, we view long-term incentives as an important tool to attract and retain key executive talent.  To that end, we have traditionally awarded long-term incentives in the form of equity-based opportunities, specifically, non-qualified options to purchase our common stock and restricted stock units.  In 2011, we awarded a combination of stock options and restricted stock units to our NEOs, both of which vested over a period of four years, subject to continued employment with the Company.  Stock options tie our executives’ rewards directly to shareholder value creation, and restricted stock units balance the incentive leverage provided by options. As such, the options reinforce a tight pay-for-performance objective, and the restricted stock units further align executives with shareholder interests while serving as a powerful retention incentive.

The Compensation Committee believes a balanced mix of long term-term incentive vehicles is an important factor to retain and motivate our NEO’s in driving shareholder value creation.  The Compensation Committee reviews the components of our long-term incentive compensation on an annual basis in light of our overall business strategy, existing market-competitive best practices, and other factors.  Stock options and restricted stock units are highly prevalent in our industry, especially among our publicly-traded peers.

    The Compensation Committee may make long-term incentive grants from time to time to executives whose contributions have, or we expect will have, a significant impact on our long-term performance. The Compensation Committee evaluates all overall compensation levels and designs when deciding to make a new long-term incentive awards, including consideration of current and other equity holdings. Pursuant to our 2005 Equity Incentive Plan, options are granted with an exercise price equal to the fair market value (i.e., the closing price of our common stock) on the date that the Compensation Committee approves the award.  2011 option and restricted stock unit grants to our NEOs are set forth in the “Grants of Plan Based Awards” table below.

   Our Compensation Committee continues to believe that equity awards provide the most meaningful long-term incentive for our executive officers and intends to continue granting equity-based pay opportunities going forward based on the following criteria:

•
Equity Usage.  We are attentive to the number of shares and associated value of equity grants.  Additionally, we carefully manage the overall potential dilution of our common stock in connection with granting stock options.

•	Individual Performance. We determine the size of equity-based awards based on NEOs’ performance, as measured by a number of quantitative and qualitative factors, including but not limited to:
	—	competitive market data, as informed by the Peer Group;
	—	financial performance in the NEO’s principal area of responsibility;
	—	expected progress toward non-financial goals within the NEO’s principal area of responsibility;
	—	the NEO’s potential contribution to our success;
	—	individual performance on key strategic and tactical initiatives;
	—	our retention goals; and
	—	recruitment challenges.

   The annual equity grant date for all employees (including the NEOs) for awards recognizing performance in the prior year is traditionally the date of the February meeting of the Compensation Committee, or as soon as all pertinent data related to prior year performance goals is available.  We have not granted discounted, backdated or retroactive options. The Compensation Committee may make additional grants from time to time to executives whose contributions have, or are expected to have a significant impact on our long-term performance. Although Kenexa has identified a 75th percentile long-term incentive pay target, the long-term incentives generally fall below the target levels of the median peer groups. The Compensation Committee has taken this position to contain cost and manage share dilution.

   We calculate the accounting cost of equity-based long-term incentive awards under FASB ASC 718, “Compensation-Stock Compensation.”  As such, the grant date accounting fair value, which is fixed at date of grant, is expensed over the vesting period.

Benefits and Perquisites

   We provide very limited perquisites to our NEOs.  Instead, consistent with our compensation philosophy, we attempt to limit fixed compensation and provide the opportunity for additional pay through performance-based compensation.  Benefits and perquisites are not considered or intended to differentiate us as an employer.

   We do not offer our NEOs defined benefit plans, supplemental executive retirement plans or benefit restoration plans. Instead, our NEOs are eligible to participate in benefit plans that are offered generally to all of our other salaried employees, such as short and long-term disability, life insurance, health and welfare benefit and 401(k) plans, our employee stock purchase plan, and paid time-off.

   We provide a matching contribution to each employee, including our NEOs, who participate in our 401(k) plan, the rate of which is based on our annual performance as measured by the IMM.  This matching contribution may be raised or lowered at the discretion of management.

   We implemented our employee stock purchase plan in 2006, which allows substantially all of our employees, including our executive officers, to purchase shares of our common stock at a 5% discount to the closing market price at the time of purchase.  This plan is intended to qualify participants for beneficial tax treatment under Section 423 of the Internal Revenue Code.

Employment Agreements

   In order to provide flexibility in handling separation situations as well as to support our pay-for-performance culture, we have not entered into employment agreements with our NEOs; however, the company has entered into both confidentiality and non-compete agreements with them.

Tax and Accounting Considerations

   Our business needs and compensation strategy are the main drivers of our compensation design. However, accounting and cost impact are one of several factors considered in program design and administration.

   Section 162(m) of the Internal Revenue Code generally provides that a publicly held company may not deduct compensation paid to most NEOs in excess of $1,000,000 per year, unless certain requirements are met.  The Compensation Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent such deductibility is consistent with the objectives of our executive compensation program.  The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, may accordingly pay compensation subject to the deductibility limitations of Section 162(m).

Insider Trading and Speculation in Kenexa Stock

    We have adopted policies prohibiting our officers, directors, and employees from purchasing or selling Kenexa securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.  In addition, our policies prohibit our officers, directors, and employees from short selling (profiting if the market price of our stock decreases). Our Compensation Committee does not time the grants of long-term incentive awards around Kenexa’s release of undisclosed material information.

Change in Control Severance Plan

On March 29, 2012, the board of directors, upon the recommendation of the Compensation Committee, adopted the company's Change in Control Severance Plan (the “Severance Plan”) covering the NEOs and certain other employees of the company. The Severance Plan is an ERISA-regulated change in control severance plan.  We believe that the Severance Plan will play an important role in our executive retention efforts by mitigating the harm that our NEOs would suffer if their employment is terminated by the company for reasons beyond their control in conjunction with a change in control of the company.

The Severance Plan provides for specified levels of payments and benefits to eligible employee whose employment with the company ceases during the one-year period (or, with respect to Messrs. Karsan and Kanter, the two-year period) following a change in control of the company due to (i) a termination without “cause” or (ii) a resignation for “good reason.”  In such circumstances, each eligible employee is entitled to (i) a lump sum severance payment and (ii) a pro-rata annual bonus for the year of termination.  Additionally, each eligible employee is entitled to full vesting of any outstanding equity awards upon the occurrence of a change in control, provided that the eligible employee remains continuously employed by the Company through the date of such change in control.  Please see the discussion under the heading “Potential Payments upon Termination or Change in Control” for a more detailed discussion of the payments and benefits potentially payable to our NEOs under the Severance Plan.  Cash payments under the Severance Plan are conditioned on the participant’s execution of a general release of all claims against the company and its affiliates.

SUMMARY COMPENSATION TABLE

   The following table sets forth summary information concerning compensation for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Nooruddin (Rudy) S. Karsan	2011	500,000	—	550,000	1,515,710	937,500	20,550	3,523,760
Chief Executive Officer	2010	500,000	—	292,000	645,550	315,000	17,084	1,769,634
	2009	500,000	—	—	287,450	—	23,565	811,015

Troy A. Kanter	2011	500,000	—	550,000	1,515,710	937,500	20,109	3,523,319
President & Chief	2010	500,000	—	292,000	645,550	315,000	7,828	1,760,378
Operating Officer	2009	500,000	—	—	287,450	—	11,001	798,451

Donald F. Volk	2011	300,000		450,000	606,284	250,000	20,550	1,626,834
Chief Financial Officer	2010	300,000	25,000 (5)	236,000	258,220	105,000	17,084	941,304
	2009	300,000	—	—	114,980	—	22,462	437,442

James P. Restivo	2011	225,000		185,000	15,157	325,000	4,950	755,107
Chief Technology Officer	2010	225,000	10,000 (6)	101,000	258,220	157,500	1,484	753,204
	2009	225,000	—	25,000	114,980	—	1,412	366,392

Archie L. Jones, Jr.	2011	225,000	—	100,000	90,943	75,000	3,375	494,318
VP, Business Development	2010	225,000	—	54,000	64,555	—	1,125	344,680
	2009	225,000	—	—	57,490	—	1,116	283,606

(1)
Represents annual cash performance-based awards, including the Executive Officer Bonus, payments under the Company’s MBO Plan, and IMM Bonuses for all NEOs, as applicable, earned in 2011, 2010 and 2009 and paid in March 2012, March 2011 and March 2010, respectively.  See “Compensation Discussion and Analysis - Annual Cash Incentives” above for a discussion of the 2011 cash performance-based awards and the criteria pursuant to which they were determined and paid.

(2)
Represents the aggregate grant date fair value with respect to options to purchase shares of common stock, computed in accordance with FASB ASC Topic 718.  See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” below for details on each option award. For purposes of computing such amounts, we disregarded estimates of forfeitures related to service-based vesting conditions.  For additional information regarding our valuation assumptions, please refer to Note 12 - “Stock Plans” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions made in the calculations of these amounts.

(3)
Represents the aggregate grant date fair value with respect to restricted stock units, computed in accordance with FASB ASC Topic 718.  See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” below for details on each restricted stock award. For purposes of computing such amounts, we disregarded estimates of forfeitures related to service-based vesting conditions.  For additional information regarding our valuation assumptions, please refer to Note 12 - “Stock Plans” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions made in the calculations of these amounts

(4)	Represents amounts paid for the provision of health services (“HS”) and financial planning services (“FPS”) and contributions under our 401(k) plan

	For the year ended 2011			For the year ended 2010			For the year ended 2009
Name	HS/FPS ($)	401(k) ($)	Total ($)	HS/FPS ($)	401(k) ($)	Total ($)	FPS ($)	401(k) ($)	Total ($)
Nooruddin (Rudy) S. Karsan	15,600	4,950	20,550	15,600	1,484	17,084	22,153	1,412	23,565
Troy A. Kanter	15,600	4,509	20,109	6,344	1,484	7,828	9,589	1,412	11,001
Donald F. Volk	15,600	4,950	20,550	15,600	1,484	17,084	21,050	1,412	22,462
James P. Restivo	—	4,950	4,950	—	1,484	1,484	—	1,412	1,412
Archie L. Jones, Jr.	—	3,375	3,375	—	1,125	1,125	—	1,116	1,116

(5)	Mr. Volk earned this discretionary bonus for 2010 in recognition of outstanding performance and leadership.

(6)	Mr. Restivo earned this discretionary bonus in recognition of his contributions to the Company’s overall IT operations in 2010.

GRANTS OF PLAN BASED AWARDS

   The following table sets forth each award made to a NEO during the year ended December 31, 2011 and, with respect to non-equity incentive plan awards and equity incentive plan awards, represents the threshold, target and maximum payouts designated under such plan.  Our non-equity incentive annual bonus plans, and the actual payouts under those plans, are discussed above under “Compensation Discussion and Analysis”.

Name	Grant Date (1)	Estimated Future Payments Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Nooruddin (Rudy) S. Karsan
Executive Officer Bonus		(3)	237,500	475,000
IMM Bonus		25,000	50,000	75,000
Option Grants	02/16/11					100,000	25.00	1,515,710
Restricted Stock Units	05/27/11				30,000			937,500

Troy A. Kanter
Executive Officer Bonus		(3)	237,500	475,000
IMM Bonus		25,000	50,000	75,000
Option Grants	02/16/11					100,000	25.00	1,515,710
Restricted Stock Units	05/27/11				30,000			937,500

Donald F. Volk
Executive Officer Bonus		(3)	187,500	375,000
IMM Bonus		25,000	50,000	75,000
Option Grants	02/16/11					40,000	25.00	606,284
Restricted Stock Units	02/16/11				10,000			250,000

James P. Restivo
Executive Officer Bonus		(3)	40,000	80,000
MBO Bonus		(3)	85,000	170,000
IMM Bonus		25,000	50,000	75,000
Option Grants	02/16/11					1,000	25.00	15,157
Restricted Stock Units	02/16/11				13,000			325,000

Archie L. Jones, Jr.
MBO Bonus		(3)	125,000	250,000
IMM Bonus		16,000	33,500	50,000
Option Grants	02/16/11					6,000	25.00	90,943
Restricted Stock Units	02/16/11				3,000			75,000

(1)	The equity awards granted on February 16, 2011 and May 27, 2011 were awarded based upon performance for 2010.

(2)
The amounts listed in this column reflect the grant date fair value of the award in accordance with FASB ASC Topic 718.  Please refer to Note 18 - “Stock Plans” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions made in the calculation of these amounts.

(3)	No threshold amount is included because the plan does not provide for a minimum non-zero payout amount.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth unexercised and unvested stock options outstanding as of December 31, 2011 for each of our NEOs.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Grant Date	Vesting Date	FN	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Nooruddin S. Karsan	60,000	—	—	02/27/07	02/27/10	(1)	34.10	02/27/12
	—	18,750	—	01/02/08	See FN	(2)	18.66	01/02/13
	—		225,000	11/25/08	See FN	(3)	5.11	11/25/18
	50,000	50,000	—	02/19/09	See FN	(4)	4.74	02/19/19
	25,000	75,000	—	02/17/10	See FN	(5)	10.50	02/17/20
	—	—	—	02/17/10	See FN	(6)	—	—	22,500	600,750
	—	100,000	—	02/16/11	See FN	(7)	25.00	02/16/21
	—	—	—	05/27/11	See FN	(9)	—	—	30,000	801,000
Troy A. Kanter	50,000	—	—	02/27/07	02/27/10	(1)	34.10	02/27/12
	56,250	18,750	—	01/02/08	See FN	(2)	18.66	01/02/13
	—	—	225,000	11/25/08	See FN	(3)	5.11	11/25/18
	—	50,000	—	02/19/09	See FN	(4)	4.74	02/19/19
	—	75,000	—	02/17/10	See FN	(5)	10.50	02/17/20
	—	—	—	02/17/10	See FN	(6)	—	—	22,500	600,750
	—	100,000	—	02/16/11	See FN	(7)	25.00	02/16/21
	—	—	—	05/27/11	See FN	(9)	—	—	30,000	801,000
Donald F. Volk	10,000		—	06/24/05	06/24/10	(1)	12.05	06/24/15
	10,000	—	—	08/15/05	08/15/05	(1)	15.60	08/15/15
	50,000	—	—	02/27/07	02/27/10	(1)	34.10	02/27/12
	37,500	12,500	—	01/02/08	See FN	(2)	18.66	01/02/13
	—	—	50,000	11/25/08	See FN	(3)	5.11	11/25/18
	20,000	20,000	—	02/19/09	See FN	(4)	4.74	02/19/19
	10,000	30,000	—	02/17/10	See FN	(5)	10.50	02/17/20
	—	—	—	02/17/10	See FN	(6)	—	—	7,500	200,250
	—	40,000	—	02/16/11	See FN	(7)	25.00	02/16/21
	—	—	—	02/16/11	See FN	(8)	—	—	10,000	267,000
James P. Restivo	18,750	6,250	—	01/02/08	See FN	(2)	18.66	01/02/13
	—	—	20,000	11/25/08	See FN	(3)	5.11	11/25/18
	20,000	20,000	—	02/19/09	See FN	(4)	4.74	02/19/19
	10,000	30,000	—	02/17/10	See FN	(5)	10.50	02/17/20
	—	—	—	02/17/10	See FN	(6)	—	—	11,250	300,375
	—	1,000	—	02/16/11	See FN	(7)	25.00	02/16/21
	—	—	—	02/16/11	See FN	(8)	—	—	13,000	347,100
Archie L. Jones, Jr.	8,000	—	—	09/15/05	9/15/08	(1)	14.36	09/15/15
	15,000	—	—	02/27/07	02/27/10	(1)	34.10	02/27/12
	15,000	5,000	—	01/02/08	See FN	(2)	18.66	01/02/13
	—	—	20,000	11/25/08	See FN	(3)	5.11	11/25/18
	5,000	10,000	—	02/19/09	See FN	(4)	4.74	02/19/19
	2,500	7,500	—	02/17/10	See FN	(5)	10.50	02/17/20
	—	6,000	—	02/16/11	See FN	(7)	25.00	02/16/21
	—	—	—	02/16/11	See FN	(8)	—	—	3,000	80,100

(1)	Options vest 100% on the vesting date.

(2)	These options will vest 25% per year, on each of January 2, 2009, January 2, 2010, January 2, 2011 and January 2, 2012.

(3)
These options, or a portion of an option, will become vested and exercisable on the earlier to occur of (a) immediately prior to the consummation of our change in control or (b) November 25, 2012 (each, an “Applicable Vesting Date”), provided that the executive remains continuously employed with us until such Applicable Vesting Date. The percentage of the Options that will vest on the Applicable Vesting Date is based upon the average closing price of our common stock for the 60 consecutive trading days preceding the Applicable Vesting Date (the “Average Closing Price”). If the Average Closing Price is (i) less than $15.33, then the option does not vest, (ii) equal to $15.33, then 50% of the option vests, (iii) greater than $15.33 but less than $25.55, then the number of option shares that vest will be between 50% and 100% of the option grant as determined based on linear interpolation and (iv) equal to or greater than $25.55, then 100% of the option vests. Any portion of the Options that do not vest on the Applicable Vesting Date will expire.

(4)	These options will vest 25% per year on each of February 19, 2010, February 19, 2011, February 19, 2012 and February 19, 2013.

(5)	These options will vest 25% per year on each of February 17, 2011, February 17, 2012, February 17, 2013 and February 20, 2014.

(6)	These restricted stock units will vest 25% per year on each of February 17, 2011, February 17, 2012, February 17, 2013 and February 17, 2014.

(7)	These options will vest 25% per year on each of February 16, 2012, February 16, 2013, February 16, 2014 and February 16, 2015.

(8)	These restricted stock units will vest 25% per year on each of February 16, 2012, February 16, 2013, February 16, 2014 and February 16, 2015.

(9)	These restricted stock units will vest 25% per year on each of May 27, 2012, May 27, 2013, May 27, 2014 and May 27, 2015.

Options Exercises and Stock Vested

    The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock units held by our NEOs during the year ended December 31, 2011.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Nooruddin S. Karsan	163,750	2,319,917

Troy A. Kanter	232,500	3,569,093

Donald F. Volk	102,500	1,513,459

Archie L. Jones, Jr.	—	—

James P. Restivo	9,442	96,521

Change in Control Severance Plan

Until March 2012, we did not have any agreements with our NEOs regarding payments upon termination of employment, including in connection with a change in control of the Company.  In March 2012, we adopted our Severance Plan, in which all of our NEOs are eligible to participate. The Severance Plan provides for certain payments and benefits in the event of specified separations from employment with us in connection with a change in control of the company, as further described below.  Additionally, under the Severance Plan, each of our NEOs is entitled to full vesting of any outstanding equity awards upon the occurrence of a change in control of the Company, provided that such NEO remains continuously employed by the Company through the date of the change in control.

Nooruddin (Rudy) S. Karsan and Troy A. Kanter

Under the Severance Plan, upon a termination of employment without “cause” or resignation due to “good reason” during the two-year period following a change in control of the company, Messrs. Karsan and Kanter will be entitled to the following payments and/or benefits:

•	a cash lump sum payment equal to 1.75 times the sum of (1) the executive’s annual base salary, plus (2) the executive’s target annual cash incentive amount; and

•
payment of a pro-rata portion of the annual cash incentive the executive would have otherwise been entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Donald F. Volk, James P. Restivo and Archie L. Jones, Jr.

Under the Severance Plan, upon a termination of employment without “cause” or resignation due to “good reason” during the one-year period following a change in control of the Company, Messrs. Volk, Restivo and Jones will be entitled to the following payments and/or benefits:

•	a cash lump sum payment equal to 1.00 times the sum of (1) the executive’s annual base salary, plus (2) the executive’s target annual cash incentive amount; and

•
payment of a pro-rata portion of the annual cash incentive the executive would have otherwise been entitled to receive for the year of termination based on actual corporate and/or individual performance for that year.

Under the Severance Plan, “cause” is defined as (a) willful and continued failure to substantially perform, or willful gross negligence in the discharge of, his or her duties to the Company or any of its subsidiaries; (b) committing or engaging in an act of theft, embezzlement or fraud, or committing a willful and material breach of confidentiality with respect to the company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the company or any of its subsidiaries; (c) willfully breaching a fiduciary duty, or willfully and materially violating any other duty, law, rule, regulation or policy of the company or any of its subsidiaries; or (d) being convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  “Good reason” is defined as the occurrence of any of the following without the participant’s prior consent: (i) a material adverse alteration in the participant’s responsibilities with the company from those in effect immediately prior to a change in control, (ii) a reduction in salary or target bonus opportunity from those in effect immediately prior to a change in control, or (iii) a relocation of a participant’s principal place of business of more than 50 miles.

Benefits under the Severance Plan will be reduced to an amount that may be paid without causing the participant to become liable for any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, unless the net after tax payments otherwise due to the participant, after giving effect to the imposition of such excise tax (and all other applicable taxes), exceeds the net amount of such payments and benefits received or receivable by the participant under the Severance Plan after giving effect to the reduction.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Renee B. Booth, Chairman
Rebecca J. Maddox
Richard J. Pinola

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the board of directors has:

•	reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with management;

•
discussed with our independent auditors, Grant Thornton LLP, matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, in connection with the audit of our consolidated financial statements for the year ended December 31, 2011; and

•
received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2011.

The Audit Committee

Joseph A. Konen, Chairman
Rebecca Maddox
Richard J. Pinola

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions Since January 1, 2011

Other than compensation agreements and other arrangements which are described in the “Board of Directors” and “Executive Compensation” sections of this proxy statement and the transactions described below, since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Legal Services

One of our directors, Barry M. Abelson, is a partner in the law firm of Pepper Hamilton LLP. This firm has represented us since 1997. We paid Pepper Hamilton LLP approximately $583,253 for legal services during 2011, which represents less than 1% of that firm’s revenues for 2011. We believe that the services performed by Pepper Hamilton LLP were provided on terms no more or less favorable than those which would have been available from unrelated parties.

Our Policies Regarding Related Party Transactions

Our policy with respect to related party transactions is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•
our Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy (or such transaction is deemed to be pre-approved by the Audit Committee pursuant to our related party transaction policy); or

•
the chair of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event the Audit Committee ratification is not forthcoming at the Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and therefore not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock, whom we refer to collectively as, "Reporting Persons"; to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of the copies of any Section 16(a) forms received by us or written representations made to us by the Reporting Persons, we believe that with respect to the fiscal year ended December 31, 2011, all the Reporting Persons complied with all applicable filing requirements, except that Nooruddin Karsan failed to timely file a Form 4 indicating that he settled a variable post-paid forward contract on November 15, 2011.  Mr. Karsan filed a Form 4 disclosing the settlement on November 29, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Grant Thornton LLP accounting firm to perform the audit of our consolidated financial statements for fiscal year 2012. Representatives of Grant Thornton LLP, our independent registered public accounting firm for the year ended December 31, 2011, are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our Audit Committee reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged by our independent registered public accounting firm for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independent registered public accounting firm’s independence. Additional information concerning the Audit Committee and its activities with our independent registered public accounting firm can be found in the following sections of this proxy statement: “Structure and Practices of the Board of Directors - Board Committees - Audit Committee” and “Report of the Audit Committee of the Board of Directors”.

Pre-Approval Policy and Procedures

All services provided by Grant Thornton LLP during the years ended December 31, 2010 and 2011 were pre-approved by our Audit Committee, which concluded that the provision of such services by Grant Thornton LLP were compatible with the maintenance of that respective firm’s independence in the conduct of its auditing functions. Our Audit Committee has adopted a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, our Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If our Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to our Audit Committee at its next meeting.

Audit Fees

The following table sets forth approximate aggregate fees billed to us by Grant Thornton LLP for the years ended December 31, 2010 and December 31, 2011:

Fees	2010	2011
Audit Fees (1)	$ 765,199	$ 644,785
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$ 765,199	$ 644,785

(1)
Audit fees include fees for the audit of management’s assessment of the effectiveness of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of the consolidated financial statements in our quarterly reports on Form 10-Q, and fees for services that are normally provided by an independent auditor in connection with statutory and regulatory filings.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, shareholders will elect three directors to hold office until our 2015 Annual Meeting of Shareholders. Nominees were recommended and approved for nomination by our Nominating and Governance Committee. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the three nominees recommended by our board of directors, unless you mark the proxy in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

Directors

The following directors are being nominated for election to our board of directors:  Renee B. Booth, Troy A. Kanter and Rebecca J. Maddox, each to serve for a term through the 2015 Annual Meeting of Shareholders. We did not pay a fee to any third party to identify or evaluate any potential nominees. Please see the discussion under “Board of Directors” in this proxy statement for information concerning each of our nominees for director.

The board of directors recommends a vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE RELATED TO

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal year 2012.

In deciding to engage Grant Thornton, our Audit Committee noted that there were no auditor independence issues raised with Grant Thornton.

   Our board of directors recommends that the shareholders ratify the selection of Grant Thornton as our independent registered public accounting firm.  This appointment will be submitted to our shareholders for ratification at the Annual Meeting.  The submission of the appointment of Grant Thornton is required neither by law nor by our bylaws.  Our board of directors is nevertheless submitting it to our shareholders to ascertain their views.  If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Audit Committee.  Even if the selection of Grant Thornton is ratified, the Audit Committee plans to engage in an assessment of other accounting firms during this fiscal year and may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the company. If Grant Thornton shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Audit Committee will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services.  In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence.  Additional information concerning the Audit Committee and its activities with Grant Thornton can be found in the following sections of this proxy statement: “Board Committees: Audit Committee” and “Report of the Audit Committee of the Board of Directors”.   For additional information about Grant Thornton see “Independent Registered Public Accounting Firm” of this proxy statement.

The board of directors recommends a vote
FOR the ratification of the selection of Grant Thornton LLP.

 SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in our proxy statement and form of proxy for our 2013 Annual Meeting of Shareholders must be received by us no later than December 7, 2012 and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

In accordance with our current bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2013 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, (A) not prior to February 1, 2013 nor later than March 4, 2013 or (B) in the event that the 2013 Annual Meeting of Shareholders is held prior to April 3, 2013 or after June 2, 2013, notice by the shareholder must be so received not earlier than 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made.  Shareholder proposals should be addressed to our Secretary, Kenexa Corporation, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087.

OTHER BUSINESS

Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K for the year ended December 31, 2011 are being furnished with this proxy statement to shareholders of record as of the record date for the Annual Meeting, including the consolidated financial statements and footnotes and a list of exhibits, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for the year ended December 31, 2011 is also available on our website at http://www.kenexa.com/Investor-Relations.

KENEXA CORPORATION
ADMISSION TICKET

————————————————
KENEXA CORPORATION 2011

ANNUAL MEETING OF SHAREHOLDERS
————————————————

MAY 3, 2012

8:00 a.m. Eastern Daylight Time

 Offices of Pepper Hamilton LLP

Eighteenth and Arch Streets

 3000 Logan Square

Philadelphia, Pennsylvania 19103-2799

KENEXA CORPORATION
650 EAST SWEDESFORD RD., 2ND FLOOR
WAYNE, PA 19087
ATTN: FRANK BROWN

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Renee B. Booth 02 Troy A. Kanter 03 Rebecca J. Maddox

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To approve, on an advisoy (non-binding) basis, the compensation of the Company's named executive officers as disclosed in the proxy statement.	▢	▢	▢
3	To approve Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2012.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

For address change/comments, mark here. ▢
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000138123_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

KENEXA CORPORATION
Annual Meeting of Shareholders
May 3, 2012 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Nooruddin S. Karsan and Donald F. Volk, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of KENEXA CORPORATION that the shareholder is entitled to vote at the Annual Meeting of shareholders to be held at 08:00 AM, EDT on May 3, 2012, at the offices of Pepper Hamilton LLP, Eighteenth and Arch Streets, 3000 Two Logan Square Philadelphia, PA 19103-2799, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000138123_2 R1.0.0.11699